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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE                                        CONTACT:
(XATA LOGO)                                                  John G. Lewis, CFO
                                                             XATA Corporation
                                                             952-707-5600
                                                             john.lewis@xata.com

                       XATA RELEASES THIRD QUARTER RESULTS


MINNEAPOLIS, July 20, 2004--XATA Corporation (Nasdaq/SC): XATA, the leader in onboard fleet management systems for private fleet transportation, today reported net sales of $5.1 million in its third quarter of fiscal 2004, which ended June 30, 2004, compared to $3.1 million in the third quarter of fiscal 2003. For the nine months ended June 30, 2004, net sales were $13.1 million, compared to $7.8 million for the prior-year nine-month period.

"We were pleased with our third quarter results, including a growing cash balance, strong sales of our OpCenter(TM) fleet management system and a growing list of over 80 customers for our XATANET(TM) web-based fleet management system", reported Craig Fawcett, XATA president and chief executive officer. "We have been managing the competing demands of generating positive cash flow, investing heavily into our products and laying the groundwork for future growth. We will continue to strategically invest in our products to maintain our leadership position in the private fleet transportation industry."

On a Generally Accepted Accounting Principles (GAAP) basis, the company reported a net loss of $128,000, or $0.02 per share on a basic and diluted basis, for its fiscal third quarter, versus a net loss of $1.0 million, or $0.15 per share on a basic and diluted basis, for the fiscal third quarter of 2003. The net loss for the nine-month period was $752,000, or $0.12 per share on a basic and diluted share basis, compared to a net loss of $3.2 million, or $0.47 per share, for the prior-year nine-month period.

The current year third quarter net loss includes $346,000 in non-cash amortization expense of previously capitalized software development costs, versus $353,000 of amortization expense in the third quarter of fiscal 2003. The net capitalized software balance at June 30, 2004 was $411,000.

"Despite continued heavy investment in product development, we generated strong cash flow from operations in our fiscal third quarter," continued Fawcett.

The company highlighted the following recent accomplishments:

     o Generated $1.4 million in cash from operating activities in the fiscal third quarter.

     o Continued fulfilling orders for its program with Penske Truck Leasing Co., L.P. in which Penske offers the XATANET web-based fleet management system to its lease customers throughout North America. Penske recently launched its program to integrate XATANET into its standard lease product offerings.

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XATA RELEASES THIRD QUARTER RESULTS - PAGE 2

     o Continued fulfilling orders for its OpCenter enterprise fleet management system to multiple customers, including orders related to the United States Postal Service 2004 cargo van purchase.

"Third quarter revenue was derived from OpCenter related hardware and software sales totaling $4.1 million, software maintenance, support and services totaling $757,000, and approximately $270,000 of recognized revenue from sales of XATANET equipment and services," reported John Lewis, XATA chief financial officer. The company began shipments of XATANET 2.0 in fiscal 2003. "Because XATANET is a subscriber-based product, revenue associated with it is recognized over the initial term of each subscription rather than fully at the time of delivery. Because of this, we expect that reported revenue growth from this product will increase gradually as the subscriber base grows."

"Research and development expense associated with the development of new products totaled $620,000 in the third quarter," continued Lewis. "In addition, we invested $151,000 in the third quarter on the enhancement of released products. The expenses associated with released products are included as a component of cost of sales. Our total investment in products, including both the development of new products and the enhancement of existing products, was $771,000 for the third quarter."

"Cost of sales as a percent of net sales decreased in the third quarter and the current year nine-month period compared to the third quarter and comparable nine-month period of fiscal 2003 due primarily to the effect of spreading certain fixed expense items, including amortization, over a higher revenue base. Selling, general and administrative expenses decreased in the third quarter despite our higher sales levels. This is a result of our continued efforts to control operating expenses."

Cash and cash equivalents totaled $5.4 million on June 30, 2004. This amount is up from $4.2 million on March 30, 2004 as a result of cash generated from operating activities.

"Our strategy remains the same: focus on execution, control expenses, and strategically invest to further improve our competitive position and long-term growth prospects," concluded Fawcett.

ABOUT XATA

A pioneer in onboard fleet management solutions since 1985, XATA revolutionized the trucking industry by being the first to introduce paperless driver logs, exception-based reporting and dynamically updated fleet standards. Today, XATA continues to lead the industry by seamlessly combining global positioning, wireless communication and fleet management software to help companies optimize the efficiency of their fleets. The Company's proven solutions enable its customers to reduce fuel costs, increase productivity, improve safety and enhance customer service. Today, XATA systems increase the productivity of more than 30,000 trucks at over 1,000 distribution centers across North America. For more information, visit www.xata.com or call 1-800-745-9282.


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XATA RELEASES THIRD QUARTER RESULTS - PAGE 3


This announcement includes forward-looking statements based on current expectations. Actual results may differ materially. These forward-looking statements involve a number of risks and uncertainties including, but not limited to, the possibility of continuing operating losses, the ability to adapt to rapid technological change, dependence on positioning systems and communication networks owned and controlled by others, the receipt and fulfillment of new orders for current products, the timely introduction and market acceptance of new products, the ability to fund future research and development activities, and the ability to establish and maintain strategic partner relationships.



                                XATA CORPORATION
                       CONDENSED STATEMENTS OF OPERATIONS
                (Amounts in thousands, except per share amounts)

                                          Three Month Period Ended         Nine Month Period Ended
                                        ----------------------------     ---------------------------
                                         June 30,         June 30,        June 30,        June 30,
                                           2004             2003            2004            2003
                                        (unaudited)     (unaudited)      (unaudited)     (unaudited)
                                        -----------     ------------     -----------     -----------
Net sales                                 $  5,106        $  3,062        $ 13,079        $  7,778
Cost of sales                                3,421           2,278           8,667           5,909
Selling, general and
administrative                               1,188           1,333           3,540           3,629
Research and development                       620             469           1,588           1,445
                                          --------        --------        --------        --------
Total costs and expenses                     5,229           4,080          13,795          10,983
                                          --------        --------        --------        --------
Loss from operations                          (123)         (1,018)           (716)         (3,205)
Interest and other expense, net (5)            (11)            (36)            (31)
                                          --------        --------        --------        --------
Loss before income taxes                      (128)         (1,029)           (752)         (3,236)
Income tax expense                              --              --              --              --
                                          --------        --------        --------        --------
Net loss                                      (128)         (1,029)           (752)         (3,236)
                                          --------        --------        --------        --------
Preferred stock dividends
  and deemed dividends                         (41)             --            (722)             --
                                          --------        --------        --------        --------
Net loss to common shareholders           $   (169)       $ (1,029)       $ (1,474)       $ (3,236)
                                          ========        ========        ========        ========
Net loss per common share -
basic and diluted
  Net loss                                $   0.02)       $  (0.15)       $  (0.12)       $  (0.47)
  Loss to common shareholders             $  (0.02)       $  (0.15)       $  (0.21)       $  (0.47)
                                          ========        ========        ========        ========
Weighted average common and
common share equivalents
   Basic & Diluted                           7,051           6,934           7,001           6,934
                                          ========        ========        ========        ========


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XATA RELEASES THIRD QUARTER RESULTS - PAGE 4

                                XATA CORPORATION
                            CONDENSED BALANCE SHEETS
                             (Amounts in thousands)

                                                          June 30,       September 30,
                                                            2004             2003
                                                         -----------     -------------
                                                         (unaudited)       (audited)
Current assets
     Cash and cash equivalents                             $  5,427        $    608
     Accounts receivable, net                                 3,408           3,759
     Inventories                                                849             943
     Deferred product costs                                     591             305
     Prepaid expenses                                           195             124
                                                           --------        --------
          Total current assets                               10,470           5,739
Equipment and leasehold improvements, net                       382             419
Capitalized software development costs, net                     411           1,319
                                                           --------        --------
          Total assets                                     $ 11,263        $  7,477
                                                           ========        ========
Current liabilities
     Bank line of credit                                   $    386        $    792
     Current maturities of long-term debt                       228             176
     Accounts payable                                           586           1,462
     Accrued liabilities                                      1,349           1,016
     Deferred revenue                                         2,514           1,525
                                                           --------        --------
          Total current liabilities                           5,063           4,971
Long-term debt                                                   79             251
Deferred revenue, non-current                                   742             221
                                                           --------        --------
          Total liabilities                                   5,884           5,443
Shareholders' equity
     Common stock                                            19,298          17,837
     Deferred compensation - shareholders' equity              (464)             --
     Preferred stock                                          3,822              --
     Accumulated deficit                                    (17,277)        (15,803)
                                                           --------        --------
          Total shareholders' equity                          5,379           2,034
                                                           --------        --------
          Total liabilities and shareholders' equity       $ 11,263        $  7,477
                                                           ========        ========





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